Exhibit 99.1

Sbarro, Inc. Announces Results of

Operations for the Third Quarter and Nine Months Ended September 30, 2007

Melville, New York – November 14, 2007—Sbarro, Inc. (the “Company”) announced today results of operations for the third quarter and nine months ended September 30, 2007. The Company’s detailed results are included in its Quarterly Report on Form 10-Q, which was filed with the SEC today.

On January 31, 2007, MidOcean SBR Acquisition Corp., an indirect subsidiary of MidOcean SBR Holdings, LLC (“Holdings”), an affiliate of MidOcean Partners III, L.P., and certain of its affiliates (“MidOcean”), merged with and into the Company (the “Merger”) in exchange for consideration of $450 million in cash, subject to certain adjustments. As a result of the Merger, the Company is now an indirect wholly owned subsidiary of Holdings.

Third Quarter Financial Results

Revenues were $91.0 million for the quarter ended September 30, 2007 as compared to $79.2 million for the quarter ended October 8, 2006. The third quarter of 2007 consisted of thirteen weeks as compared to twelve weeks in the third quarter of 2006. The one week difference in 2007 generated revenues of approximately $6.8 million. Our revenue increase was primarily driven by same-store sales growth of 3.2% in our company-owned stores, 4.3% in our domestic franchise stores and 6.6% in our international franchise stores as well as revenue from new stores opened in 2007.

Net income for the quarter ended September 30, 2007 was $503 thousand as compared to $2.1 million for the quarter ended October 8, 2006. The decrease in net income was primarily due to higher net interest expense and depreciation and amortization resulting from the Merger.

EBITDA, as calculated in accordance with the terms of the Company’s bank credit agreement, was $14.7 million for the third quarter ended September 30, 2007 as compared to $13.0 million for the third quarter ended October 8, 2006. The one week difference in 2007 generated EBITDA of approximately $0.9 million. EBITDA increased after absorbing higher product costs, in particular the cost of cheese which increased approximately $1.5 million.

As discussed in Exhibit A, EBITDA is a non-GAAP financial measure that management believes is an important metric for us to report to our investors, as we consider it a helpful additional indicator of our ability to meet future debt obligations and to comply with certain covenants in our borrowing agreements which are tied to this metric. Exhibit A includes a reconciliation of EBITDA to net income (loss), which is the most directly comparable financial measure under U.S. Generally Accepted Accounting Principles (“GAAP”). Exhibit A also identifies adjustments to EBITDA that are provided for under our bank credit agreement.

Year to Date Financial Results

The Company has reported operating results and its financial position for all periods presented as of and prior to January 30, 2007 (prior to completion of the Merger) as those of the Predecessor Company and for all periods from and after January 31, 2007 (from completion of the Merger) as those of the Successor Company. The Company’s operating results for the nine months ended September 30, 2007 are presented as the combined results of the Predecessor and Successor companies. The presentations of “Combined” results is not consistent with the requirements of GAAP; however, the Company’s management believes that it is a meaningful way to present the results of operations for the nine months ended September 30, 2007.

Combined revenues were $254.1 million for the nine months ended September 30, 2007 as compared to $252.5 million for the nine months ended October 8, 2006. The combined nine months of 2007 consisted of thirty nine weeks as compared to the nine months of 2006 which consisted of forty weeks. The additional week in 2006 generated revenues of approximately $5.9 million in 2006. Our revenue increase was primarily driven by same-store sales growth of 3.0% in our company-owned stores, 4.5% in our domestic franchise stores and 5.8% in our international franchise stores as well as revenue from new stores opened in 2007. Revenues related to our real estate operations, which were transferred to certain of our former shareholders in connection with the Merger, were $0.3 million for 2007 and $1.7 million for 2006.

Combined net loss for the nine months ended September 30, 2007 was $35.1 million as compared to $1.7 million for the nine months ended October 8, 2006. The increase in net loss was due primarily to the special event bonuses as well as higher net interest expense and depreciation and amortization resulting from the Merger.

Combined EBITDA for the nine months ended September 30, 2007, as calculated in accordance with the terms of the Company’s bank credit agreement, was $34.3 million as compared to $35.6 million for the nine months ended October 8, 2006. The additional week in 2006 produced EBITDA of approximately $0.8 million in 2006. The remaining decline in EBITDA was primarily due to absorbing higher product costs, in particular cheese of approximately $2.3 million.

Our EBITDA for the twelve months ended September 30, 2007, as calculated in accordance with the terms of our bank credit agreement, was $59.7 million. This amount reflects a correction to the calculation of EBITDA, as determined under our bank credit agreement, that we have made to eliminate a $1.056 million adjustment that we believe was incorrectly included in the calculation of our bank credit agreement EBITDA for the thirteen and the combined twenty-six weeks ended July 1, 2007. The correction is discussed in Exhibit A. As corrected, our EBITDA for the twelve months ended July 1, 2007, as calculated in accordance with the terms of our bank credit agreement, was $58.9 million. We remain in compliance with our relevant borrowing covenants after giving effect to this correction to the calculation of EBITDA. The correction has no effect on our prior or current financial statements or our GAAP results or our quarterly or annual filings with the Securities and Exchange Commission, as it involves solely an adjustment to the amount of an add-back included in the calculation of EBITDA pursuant to the terms of our bank credit agreement.

Peter Beaudrault, Chairman of the Board, President and CEO of Sbarro, commented, “We are pleased with the continuing growth in same store sales in both our company owned and franchised stores. We have opened 24 company owned stores in 2007 which is ahead of our schedule. Our International Franchise store openings continue to make progress and our pipeline of new International stores approximates 1,100.” Mr. Beaudrault further commented, “While commodity cost increases, particularly cheese cost, have proven to be challenging in the quarter, we have done well in controlling all other expenses. Our combined EBITDA for the nine months of 2007, calculated in accordance with our bank credit agreement, declined approximately $0.5 million, excluding the impact of the additional week in 2006, which produced EBITDA of approximately $0.8 million in 2006. The decline in EBITDA was primarily due to absorbing higher product costs, in particular increased cheese costs of approximately $2.3 million, which offset improved profitability generated by increased sales and good cost controls.”

MidOcean Partners’ Acquisition of Sbarro

On January 31, 2007, MidOcean SBR Acquisition Corp., an indirect subsidiary of MidOcean SBR Holdings, LLC (“Holdings”), an affiliate of MidOcean Partners III, L.P., and certain of its affiliates (“MidOcean”) merged with and into the Company (the “Merger”) in exchange for consideration of $450 million in cash, subject to certain adjustments. As a result of the Merger, the Company is now an indirect wholly owned subsidiary of Holdings.

In addition, the former shareholders received a distribution of the cash on hand in excess of (i) $11 million, plus (ii) all amounts required to be paid in connection with various special event bonuses paid in connection with completion of the Merger.

In connection with the Merger, the Company transferred interests in certain non-core assets to a newly formed company owned by certain of our former shareholders. There was no additional consideration given for the transfer of these assets as they were treated as a dividend. The assets and related costs that we transferred (the “Withdrawn Assets”) were:

•

the interests in 401 Broadhollow Realty Corp. and 401 Broadhollow Fitness Center Corp., which own the corporate headquarters of the Company, the fitness center and the assets of the Sbarro Café located at the corporate headquarters;

•	a parcel of undeveloped real property located in East Northport, New York;

•	the interests in Boulder Creek Ventures, LLC and Boulder Creek Holdings, LLC, which own a 40% interest in a joint venture that operates 15 steakhouses under “Boulder Creek” and other names; and

•	the interest in Two Mex-SS, LLC, which owns a 50% interest in a joint venture that operates two tex-mex restaurants under the “Baja Grill” name.

About the Company

Based in Melville, New York, we believe we are the world’s leading Italian quick service restaurant concept and the largest shopping mall-focused restaurant concept in the world. We have approximately 1,008 restaurants in 40 countries. Sbarro restaurants feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts. Additional information is available at http://www.sbarro.com/.

Forward-Looking Statement Disclosure

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements about non-historcial matters and often are identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will,” or “intend” and similar expressions. These forward-looking statements include statements about anticipated future store openings and growth and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of Sbarro and its affiliates to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include: (1) general economic, inflation, national security, weather and business conditions; (2) the availability of suitable restaurant sites in appropriate regional shopping malls and other locations on reasonable rental terms; (3) changes in consumer tastes; (4) changes in population and traffic patterns, including the effects that military action and terrorism or other events may have on the willingness of consumers to frequent malls, airports or downtown areas which are the predominant areas in which our restaurants are located; (5) our ability to continue to attract franchisees; (6) the success of our present, and any future, joint ventures and other expansion opportunities; (7) changes in the prices of food (particularly cheese and tomatoes), beverage and paper products; (8) our ability to pass along cost increases to our customers; (9) increases in the Federal minimum wage; (10) the continuity of services of members of our senior management team; (11) our ability to attract and retain competent restaurant and executive managerial personnel; (12) competition; (13) the level of, and our ability to comply with, government regulations; (14) our ability to generate sufficient cash flow to make interest and principal payments under our borrowing agreements; (15) our ability to comply with financial covenants and ratios and the effects which the restrictions imposed by those financial covenants and ratios contained in our borrowing agreements may have on our ability to operate our business; and (16) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

[Financial schedules to follow]

# # #

Contact:

Anthony J. Puglisi

Vice President &

Chief Financial Officer

(631) 715-4100

SBARRO, INC. AND SUBSIDIARIES

COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the thirteen weeks ended September 30, 2007	For the twelve weeks ended October 8, 2006
	SUCCESSOR	PREDECESSOR
	(In thousands)
Revenues:
Restaurant sales	$87,047	$75,525
Franchise related income	3,948	3,279
Real estate	—	357

Total revenues	90,995	79,161
Costs and expenses:
Cost of food and paper products	18,008	14,564
Payroll and other employee benefits	23,001	20,046
Other operating costs	30,597	26,538
Other (income) expense	(793)	(833)
Depreciation and amortization	4,751	3,799
General and administrative	7,145	6,686
Asset impairment, restaurant closings/remodels	125	161

Total costs and expenses	82,834	70,961

Operating income	8,161	8,200

Other (expense) income:
Interest expense	(7,673)	(7,007)
Interest income	57	731
Equity in net income of unconsolidated affiliates	—	2

Net other expense	(7,616)	(6,274)

Income before income taxes	545	1,926

Income taxes (benefit)	42	(134)

Net income	$503	$2,060

SBARRO, INC. AND SUBSIDIARIES

COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	GAAP		"Combined" Thirty nine weeks ended September 30, 2007 *	GAAP
	For the period January 31 through September 30, 2007	For the period January 1 through January 30, 2007		Forty weeks ended October 8, 2006
	SUCCESSOR	PREDECESSOR		PREDECESSOR
	(In thousands)
Revenues:
Restaurant sales	$219,098	$23,594	$242,692	$240,128
Franchise related income	10,067	993	11,060	10,678
Real estate	—	323	323	1,741

Total revenues	229,165	24,910	254,075	252,547
Costs and expenses:
Cost of food and paper products	44,621	4,308	48,929	46,428
Payroll and other employee benefits	60,092	6,762	66,854	65,736
Other operating costs	79,201	8,839	88,040	87,131
Other (income) expense	(1,924)	(497)	(2,421)	(3,322)
Depreciation and amortization	12,289	1,272	13,561	12,371
General and administrative	18,406	2,843	21,249	23,194
Special event bonuses	—	31,395	31,395	—
Asset impairment and restaurant closings/remodels	334	74	408	474

Total costs and expenses	213,019	54,996	268,015	232,012

Operating income (loss)	16,146	(30,086)	(13,940)	20,535

Other (expense) income:
Interest expense	(21,036)	(2,570)	(23,606)	(23,782)
Interest income	461	108	569	2,001
Equity in net income of unconsolidated affiliates	—	12	12	153

Net other expense	(20,575)	(2,450)	(23,025)	(21,628)

Loss before income taxes	(4,429)	(32,536)	(36,965)	(1,093)

Income tax (benefit) expense	(1,940)	44	(1,896)	580

Net loss	$(2,489)	$(32,580)	$(35,069)	$(1,673)

*	The combined results of the successor and predecessor for the periods in 2007 do not comply with generally accepted accounting principles; however, we believe these results provide useful information to assess the relative performance of the businesses.

Exhibit A

Sbarro, Inc.

EBITDA Reconciliation

Year to Date and Quarters Ended September 30, 2007 and October 8, 2006

(unaudited)

EBITDA represents earnings before interest income, interest expense, taxes, depreciation and amortization. EBITDA, as calculated under our bank credit agreement, includes certain additional adjustments, as set forth in the reconciliation that follows. EBITDA is a non-GAAP financial measure and should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with United States generally accepted accounting principles (“GAAP”) or as a measure of a company’s profitability or liquidity. Rather, we believe that EBITDA provides relevant and useful information for analysts and investors in our Senior Notes due 2015 (“Senior Notes”) and our bank lenders, as EBITDA is one of the measures used in calculating our compliance with certain financial ratios in the indenture governing our Senior Notes and in determining compliance with certain financial covenants under our bank credit agreement.

Our calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. Our EBITDA calculations are not intended to represent cash provided by (used in) operating activities since they do not include interest and taxes and changes in operating assets and liabilities, nor are they intended to represent a net increase in cash since they do not include cash provided by (used in) investing and financing activities. The calculation of EBITDA under our bank agreement and under the indenture governing our Senior Notes may differ, because of differences in the definitions contained in those two documents. We provide a calculation of EBITDA under our bank credit agreement because we are required to satisfy a quarterly financial measurement that uses EBITDA as a compliance metric. Our indenture does not include a similar quarterly compliance covenant.

The following table reconciles the Predecessor, Successor and Combined net income (loss) for the following periods in 2007 and 2006, respectively, to EBITDA as defined in the Company’s Credit Agreement for the same periods. We believe that net income (loss) is the most directly comparable GAAP financial measure to EBITDA. All amounts below are in thousands.

	For The Period January 31 - September 30, 2007		For The Period January 1 - January 30, 2007	Combined Thirty Nine Weeks Ended September 30, 2007		Forty Weeks Ended October 8, 2006 (5)
	(Successor)		(Predecessor)
Net Loss	$(2,489)		$(32,580)	$(35,069)		$(1,673)
Interest Expense	21,036		2,570	23,606		23,782
Interest Income	(461)		(108)	(569)		(2,001)
Income Tax Expense (Benefit)	(1,940)		44	(1,896)		580
Depreciation and Amortization	12,289		1,272	13,561		12,371

EBITDA	28,435		(28,802)	(367)		33,059
Special event bonuses (1)	—		31,395	31,395		—
EBITDA relating to withdrawn assets or eliminated expenses (2)	(230	) (6)	183	(47	) (6)	1,726
EBITDA relating to purchase accounting (3)	1,086		(96)	990		—
Management fee	667		—	667		—
Asset impairment, restaurant closings and store pre-opening costs (4)	781		96	877		826
Non cash charges (4)	150		—	150		—
Severance	605		—	605		—

EBITDA in accordance with the bank credit agreement (5)	$31,494		$2,776	$34,270		$35,611

	Thirteen Weeks Ended September 30, 2007	Twelve Weeks Ended October 8, 2006 (5)
Net Income	$503	$2,060
Interest Expense	7,673	7,007
Interest Income	(57)	(731)
Income Tax Expense (Benefit)	42	(134)
Depreciation and Amortization	4,751	3,799

EBITDA	12,912	12,001

EBITDA relating to withdrawn assets or eliminated expenses (2)	—	641
EBITDA relating to purchase accounting (3)	470	—
Management fee	250	—
Asset impairment, restaurant closings and store pre-opening costs (4)	276	332
Non cash charges (4)	150	—
Severance	605	—

EBITDA in accordance with the bank credit agreement (5)	$14,663	$12,974

(1)	Adjustment to exclude the payment of the special event bonuses and the reversal of an accrual for a long-term incentive award, all in connection with the Merger.

(2)	“Eliminated expenses” refers to certain costs and expenses related to our former shareholders including salaries, bonuses, benefits, payroll taxes, travel and entertainment and an accrual for a long-term incentive award that was cancelled in connection with the Merger (and was not paid).

(3)	Adjustment to exclude EBITDA relating to purchase accounting including occupancy adjustments related to the fair value of our leases.

(4)	Year to date adjustment to exclude asset impairment charges and restaurant closing costs in 2007 of $408 thousand and pre-opening costs of $469 thousand. For the third quarter of 2007, there was an adjustment to exclude asset impairment charges and restaurant closing costs of $125 thousand and pre-opening costs of $151 thousand. The non cash charge is for a litigation reserve established in the third quarter of 2007 that would be deducted from EBITDA in a future period if any cash is paid against this reserve.

(5)	Year to date, the additional week of operations in 2006 produced approximately $.8 million in EBITDA in 2006. For the quarter, the additional week in 2007 produced approximately $.9 million in EBITDA.

(6)

In reporting our results for the thirteen weeks and the combined twenty-six weeks ended July 1, 2007 (which we reported in a press release dated August 15, 2007), we included approximately $1.056 million in this adjustment because of our belief (which we have now concluded was incorrect) that this adjustment was necessary to include in EBITDA the full amount of the special event bonuses of $34.9 million that were paid in cash in the first quarter of 2007 in connection with the Merger. The special event bonuses are excluded from the calculation of EBITDA under the terms of the bank credit agreement. Upon further review, we concluded that this additional $1.056 million adjustment was incorrect, as the full amount of the special event bonuses that had been charged against earnings through July 1, 2007 had already been added back. Accordingly, we believe that EBITDA for the thirteen and the combined twenty-six weeks and for the twelve months ended July 1, 2007 as calculated in accordance with our bank credit agreement was overstated by $1.056 million in our August 15, 2007 press release. Set forth as Exhibit B is a revised reconciliation of net loss to EBITDA for the thirteen weeks ended July 1, 2007, the successor period January 31st – July 1, 2007 and for the combined twenty six weeks ended July 1, 2007, as well as the comparable 2006 periods. This reconciliation corrects and replaces the reconciliation that appeared in our August 15, 2007 press release, and the earlier reconciliation should be disregarded. The current period EBITDA reconciliation also excludes this $1.056 million.

Exhibit B

Sbarro, Inc.

EBITDA Reconciliation

Year to Date and Quarters Ended July 1, 2007 and July 16, 2006

(unaudited)

As Corrected

The following table reconciles the Predecessor, Successor and Combined net loss for the following periods in 2007 and 2006, respectively, to EBITDA as defined in our Credit Agreement for the same periods. We believe that net loss is the most directly comparable GAAP financial measure to EBITDA. This EBITDA reconciliation table corrects the similar table that was included as Exhibit A to our August 15, 2007 press release. The correction is discussed in the press release accompanying this Exhibit B, as well as Exhibit A to the press release. The reconciliation table that was included as Exhibit A to our August 15, 2007 press release should be disregarded. All amounts below are in thousands.

	For The Period January 31 - July 1, 2007	For The Period January 1 - January 30, 2007	Combined Twenty Six Weeks Ended July 1, 2007	Twenty Eight Weeks Ended July 16, 2006 (5)
	(Successor)	(Predecessor)
Net Loss	$(2,992)	$(32,580)	$(35,572)	$(3,733)
Interest Expense	13,363	2,570	15,933	16,775
Interest Income	(404)	(108)	(512)	(1,270)
Income Tax Expense (Benefit)	(1,982)	44	(1,938)	714
Depreciation and Amortization	7,538	1,272	8,810	8,572

EBITDA	15,523	(28,802)	(13,279)	21,058
Special event bonuses (1)	—	31,395	31,395	—
EBITDA relating to withdrawn assets or eliminated expenses (2)	(230)	183	(47)	1,085
EBITDA relating to purchase accounting (3)	616	(96)	520	—
Management fee	417	—	417	—
Asset impairment, restaurant closings and store pre-opening costs (4)	505	96	601	494

EBITDA in accordance with the bank credit agreement (5)	$16,831	$2,776	$19,607	$22,637

	Thirteen Weeks Ended July 1, 2007	Twelve Weeks Ended July 16, 2006(5)
Net Loss	$(2,363)	$(1,258)
Interest Expense	8,059	7,094
Interest Income	(72)	(634)
Income Tax Expense (Benefit)	(1,542)	300
Depreciation and Amortization	4,622	3,534

EBITDA	8,704	9,036
EBITDA relating to withdrawn assets or eliminated expenses (2)	—	647
EBITDA relating to purchase accounting (3)	377	—
Management fee	250	—
Asset impairment, restaurant closings and store pre-opening costs (4)	393	267

EBITDA in accordance with the bank credit agreement (5)	$9,724	$9,950

(1)	Adjustment to exclude the payment of the special event bonuses and the reversal of an accrual for a long-term incentive award, all in connection with the Merger.
(2)	“Eliminated expenses” refers to certain costs and expenses related to our former shareholders including salaries, bonuses, benefits, payroll taxes and travel and entertainment and an accrual for a long-term incentive award that was cancelled in connection with the Merger (and was not paid).
(3)	Adjustment to exclude EBITDA relating to purchase accounting including occupancy adjustments related to the fair value of our leases.
(4)	Year to date adjustment to exclude asset impairment charges and restaurant closing costs in 2007 of $282 thousand and pre-opening costs of $319 thousand. For the second quarter, there was an adjustment to exclude asset impairment charges and restaurant closing costs second of $125 thousand and pre-opening costs of $268 thousand.
(5)	Year to date, the additional two weeks of operations in 2006 produced approximately $1.7 million in EBITDA. For the quarter, the additional week in 2007 produced approximately $1.3 million in EBITDA.